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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 6)*

                               RIVIANA FOODS INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    769536103
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1 (b)

[X]   Rule 13d-1 (c)

[ ]   Rule 13d-1 (d)






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CUSIP No. 769536103                   13G                    Page 1 of 11 Pages

1) NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Abbeville Family Partnership, L.P.
         72-1265430

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a)[X]
                                                                        (b)[ ]

3)       SEC USE ONLY

4)       CITIZENSHIP OR PLACE OF ORGANIZATION
         Louisiana

NUMBER OF SHARES           5)      SOLE VOTING POWER             4,916,627

BENEFICIALLY OWNED         6)      SHARED VOTING POWER           None

BY EACH REPORTING          7)      SOLE DISPOSITIVE POWER        4,916,627

PERSON WITH:               8)      SHARED DISPOSITIVE POWER      None

9)       AGGREGATE AMOUNT BENEFICIALLY                           4,916,627
         OWNED BY EACH REPORTING PERSON                          (See Item 4.)

10)      CHECK IF THE AGGREGATE AMOUNT                           Not
         IN ROW (9) EXCLUDES                                     Applicable
         CERTAIN SHARES [ ]

11)      PERCENT OF CLASS REPRESENTED BY                         34.9%
         AMOUNT IN ROW (9)

12)      TYPE OF REPORTING PERSON                                PN



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CUSIP No. 769536103                  13G                     Page 2 of 11 Pages

1) NAME OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Charles R. Godchaux

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [X]
                                                                 (b) [ ]


3)       SEC USE ONLY

4)       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

NUMBER OF SHARES          5)      SOLE VOTING POWER                492,133

BENEFICIALLY OWNED        6)      SHARED VOTING POWER            4,916,627

BY EACH REPORTING         7)      SOLE DISPOSITIVE POWER           492,133

PERSON WITH:              8)      SHARED DISPOSITIVE POWER       4,916,627

9)       AGGREGATE AMOUNT BENEFICIALLY                           5,412,260
         OWNED BY EACH REPORTING PERSON                          (See Item 4.)

10)      CHECK IF THE AGGREGATE AMOUNT                           Not
         IN ROW (9) EXCLUDES                                     Applicable
         CERTAIN SHARES [ ]

11)      PERCENT OF CLASS REPRESENTED BY                         38.4%
         AMOUNT IN ROW (9)

12)      TYPE OF REPORTING PERSON                                IN


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CUSIP No. 769536103                 13G                      Page 3 of 11 Pages

1) NAME OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Theresa G. Payne

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)  [X]
                                                                    (b)  [ ]


3)       SEC USE ONLY

4)       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

NUMBER OF SHARES           5)      SOLE VOTING POWER                23,940

BENEFICIALLY OWNED         6)      SHARED VOTING POWER           4,916,627

BY EACH REPORTING          7)      SOLE DISPOSITIVE POWER           23,940

PERSON WITH:               8)      SHARED DISPOSITIVE POWER      4,916,627

9)       AGGREGATE AMOUNT BENEFICIALLY                           4,940,567
         OWNED BY EACH REPORTING PERSON                          (See Item 4.)

10)      CHECK IF THE AGGREGATE AMOUNT                           Not
         IN ROW (9) EXCLUDES                                     Applicable
         CERTAIN SHARES [ ]

11)      PERCENT OF CLASS REPRESENTED BY                         35.1%
         AMOUNT IN ROW (9)

12)      TYPE OF REPORTING PERSON                                IN


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CUSIP No. 769536103                 13G                      Page 4 of 11 Pages

1) NAME OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Leslie K. Godchaux

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [X]
                                                                     (b) [ ]

3)       SEC USE ONLY

4)       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

NUMBER OF SHARES         5)      SOLE VOTING POWER                 25,200

BENEFICIALLY OWNED       6)      SHARED VOTING POWER            4,940,627

BY EACH REPORTING        7)      SOLE DISPOSITIVE POWER            25,200

PERSON WITH:             8)      SHARED DISPOSITIVE POWER       4,940,627

9)       AGGREGATE AMOUNT BENEFICIALLY                          4,965,827
         OWNED BY EACH REPORTING PERSON                        (See Item 4.)

10)      CHECK IF THE AGGREGATE AMOUNT                          Not
         IN ROW (9) EXCLUDES                                    Applicable
         CERTAIN SHARES [ ]

11)      PERCENT OF CLASS REPRESENTED BY                        35.3%
         AMOUNT IN ROW (9)

12)      TYPE OF REPORTING PERSON                               IN


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CUSIP No. 769536103                 13G                      Page 5 of 11 Pages

1) NAME OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Frank K. Godchaux

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [X]
                                                                     (b)  [ ]

3)       SEC USE ONLY

4)       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

NUMBER OF SHARES      5)      SOLE VOTING POWER                       24,000

BENEFICIALLY OWNED    6)      SHARED VOTING POWER                  4,916,627

BY EACH REPORTING     7)      SOLE DISPOSITIVE POWER                  24,000

PERSON WITH:          8)      SHARED DISPOSITIVE POWER             4,916,627

9)       AGGREGATE AMOUNT BENEFICIALLY                             4,940,627
         OWNED BY EACH REPORTING PERSON                           (See Item 4.)

10)      CHECK IF THE AGGREGATE AMOUNT                            Not
         IN ROW (9) EXCLUDES                                      Applicable
         CERTAIN SHARES [ ]

11)      PERCENT OF CLASS REPRESENTED BY                          35.1%
         AMOUNT IN ROW (9)

12)      TYPE OF REPORTING PERSON                                 IN


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CUSIP No. 769536103                13G                       Page 6 of 11 Pages

ITEM 1(a).    NAME OF ISSUER:
              Riviana Foods Inc.

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              2777 Allen Parkway
              Houston, Texas  77019

ITEM 2(a).    NAME OF PERSON FILING:
              Abbeville Family Partnership, L.P.
              Charles R. Godchaux
              Theresa G. Payne
              Leslie K. Godchaux
              Frank K. Godchaux

ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              Abbeville Family Partnership, L.P.
              P. O. Box 269
              Abbeville, Louisiana  70511

              Charles R. Godchaux
              P. O. Box 278
              Abbeville, Louisiana  70511

              Theresa G. Payne
              4345 Chickering Lane
              Nashville, Tennessee  37215

              Leslie K. Godchaux
              P. O. Box 278
              Abbeville, Louisiana  70511

              Frank K. Godchaux
              P. O. Box 278
              Abbeville, Louisiana  70511

ITEM 2(c).    CITIZENSHIP:

              Abbeville Family Partnership, L.P. is a Louisiana partnership in commendam (limited partnership). Charles R. Godchaux, Theresa G. Payne, Leslie K. Godchaux and Frank K. Godchaux are citizens of the United States.




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CUSIP No. 769536103             13G                         Page 7 of 11 Pages

ITEM 2(d).    TITLE OF CLASS OF SECURITIES:
              Common Stock, par value $1.00 per share

ITEM 2(e).    CUSIP NUMBER:
              769536103

              ITEM 3. IF THIS STATEMENT IF FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
              Not Applicable

ITEM 4.       OWNERSHIP

              1.     Abbeville Family Partnership, L.P.

              (a)    AMOUNT BENEFICIALLY OWNED:
                     4,916,627 shares

              (b)    PERCENT OF CLASS:
                     34.9%

              (c)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                     (i)    Sole power to vote or to direct the vote:
                            4,916,627 shares

                     (ii)   Shared power to vote or to direct the vote:
                            None

                     (iii) Sole power to dispose or to direct the disposition of:
                            4,916,627 shares

                     (iv) Shared power to dispose or to direct the disposition of:
                            None
















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CUSIP No. 769536103                  13G                     Page 8 of 11 Pages

              2.    Charles R. Godchaux

              (a)   AMOUNT BENEFICIALLY OWNED:
                    5,412,260 shares

              (b)   PERCENT OF CLASS:
                    38.4%


              (c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                    (i)     Sole power to vote or to direct the vote:
                            492,133 shares

                    (ii)    Shared power to vote or to direct the vote:
                            4,916,627 shares  (See Item 6.)

                    (iii) Sole power to dispose or to direct the disposition of:
                            492,133 shares

                    (iv) Shared power to dispose or to direct the disposition of:
                            4,916,627 shares  (See Item 6.)

              The amount of shares shown as beneficially owned in Item 4(a) above also includes 3,500 shares owned of record by Mr. Godchaux's wife who exercises sole voting and investment authority with respect thereto, and as to which Mr. Godchaux disclaims beneficial ownership.

              3.    Theresa G. Payne

              (a)   AMOUNT BENEFICIALLY OWNED:
                    4,940,567 shares

              (b)   PERCENT OF CLASS:
                    35.1%

              (c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                    (i)     Sole power to vote or to direct the vote:
                            23,940 shares

                    (ii)    Shared power to vote or to direct the vote:
                            4,916,627 shares  (See Item 6.)

                    (iii) Sole power to dispose or to direct the disposition of:
                            23,940 shares

                    (iv) Shared power to dispose or to direct the disposition of:
                            4,916,627 shares  (See Item 6.)





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CUSIP No. 769536103                  13G                     Page 9 of 11 Pages

              4.    Leslie K. Godchaux

              (a)   AMOUNT BENEFICIALLY OWNED:
                    4,965,827 shares

              (b)   PERCENT OF CLASS:
                    35.3%

              (c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                    (i)     Sole power to vote or to direct the vote:
                            25,200 shares

                    (ii)    Shared power to vote or to direct the vote:
                            4,940,627 shares  (See Item 6.)

                    (iii) Sole power to dispose or to direct the disposition of:
                            25,200 shares

                    (iv) Shared power to dispose or to direct the disposition of:
                            4,940,627 shares  (See Item 6.)

              5.    Frank K. Godchaux

              (a)   AMOUNT BENEFICIALLY OWNED:
                    4,940,627 shares

              (b)   PERCENT OF CLASS:
                    35.1%

              (c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                    (i)     Sole power to vote or to direct the vote:
                            24,000 shares

                    (ii)    Shared power to vote or to direct the vote:
                            4,916,627 shares  (See Item 6.)

                    (iii) Sole power to dispose or to direct the disposition of:
                            24,000 shares

                    (iv) Shared power to dispose or to direct the disposition of:
                            4,916,627 shares  (See Item 6.)

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                  Not Applicable







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CUSIP No. 769536103                  13G                    Page 10 of 11 Pages


ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

              A.  Charles R. Godchaux

              The 4,916,627 shares identified in Items 4(c)(ii) and (iv) above are owned of record by the Abbeville Family Partnership, L.P. (the "Limited Partnership"), with respect to which Mr. Godchaux, in his capacity as President of a corporate general partner of the Limited Partnership, shares voting and investment authority with two other general partners. The Limited Partnership has the right to receive the dividends from, and the proceeds from the sale of, said shares.

              B.  Theresa G. Payne

              The 4,916,627 shares identified in Items 4(c)(ii) and (iv) above are owned of record by the Abbeville Family Partnership, L.P. (the "Limited Partnership"), with respect to which Ms. Payne, in her capacity as Chairman of the Board of a corporate general partner of the Limited Partnership, shares voting and investment authority with two other general partners. The Limited Partnership has the right to receive the dividends from, and the proceeds from the sale of, said shares.

              C.  Leslie K. Godchaux

              Of the 4,940,627 shares identified in Items 4(c)(ii) and (iv) above (a) 4,916,627 shares are owned of record by Abbeville Family Partnership, L.P. (the "Limited Partnership"), with respect to which Ms. Godchaux, in her capacity as a general partner of the Limited Partnership, shares voting and investment authority with two other general partners. The Limited Partnership has the right to receive the dividends from, and the proceeds from the sale of, said shares and (b) 24,000 shares are held in various trusts to which Ms. Godchaux shares voting and investment authority as a co-trustee.

              D.  Frank K. Godchaux

              The 4,916,627 shares identified in Items 4(c)(ii) and (iv) above are owned of record by Abbeville Family Partnership, L.P. (the "Limited Partnership"), with respect to which Mr. Godchaux, in his capacity as President of a corporate general partner of the Limited Partnership, shares voting and investment authority with two other general partners. The Limited Partnership has the right to receive the dividends from, and the proceeds from the sale of, said shares.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
              Not Applicable


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CUSIP No. 769536103              13G                        Page 11 of 11 Pages


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                  Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
                  Not Applicable

ITEM 10. CERTIFICATION
                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of these securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   Dated:  February 5, 2002

                                   ABBEVILLE FAMILY PARTNERSHIP, L.P.

                                   By:  FGCG Inc., General Partner

                                   *CHARLES R. GODCHAUX, Chairman
                                   of the Board and President


                                   By:  TD Inc., General Partner

                                   *THERESA G. PAYNE, Chairman of the Board
                                   *FRANK K. GODCHAUX, President

                                   *LESLIE K. GODCHAUX, General Partner


                                   *By  /s/  ELIZABETH B. WOODARD
                                             ELIZABETH B. WOODARD

                                   Under Special Power of Attorney Dated
                                   February 5, 2002 Attached as Exhibit A




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                                 EXHIBIT INDEX

EXHIBIT NO.                DESCRIPTION

Exhibit A                  SPECIAL POWER OF ATTORNEY